EXHIBIT 99.1

News Release Sunoco Logistics Partners L.P. 1818 Market Street Philadelphia, Pa. 19103-3615

For further information contact: Thomas Golembeski (media) 215-977-6298 Neal Murphy (investors) 215-977-6322	For Immediate Release January 26, 2010

No. 3

SUNOCO LOGISTICS PARTNERS L.P. AND SUNOCO, INC. ANNOUNCE

INCENTIVE DISTRIBUTION RIGHTS REPURCHASE AND EXCHANGE WITH

GENERAL PARTNER

PHILADELPHIA, January 26, 2010 – Sunoco Logistics Partners L.P. (NYSE: SXL) (the “Partnership”) and Sunoco, Inc. (NYSE: SUN) today announced the completion of a repurchase of the incentive distribution rights (IDRs) held by the Partnership’s general partner, Sunoco Partners LLC, a subsidiary of Sunoco, Inc., in exchange for the issuance to the general partner of a new class of IDRs and $201.2 million, secured by a promissory note. The terms of the new IDRs are effective for the first quarter 2010 distribution, payable in May 2010. The general partner’s new IDRs provide for target distribution levels and distribution “splits” between the general partner and the holders of the Partnership’s common units equal to those applicable to the cancelled incentive distribution rights, except that (1) the general partner’s split for distributions, inclusive of its IDRs, above the current second target distribution level of $0.575 per common unit per quarter (or $2.30 per common unit on an annualized basis) will increase to 37% from 25%; and (2) the third target distribution threshold, which is the 50% level, will be increased from $0.70 to $1.5825 per common unit per quarter (or from $2.80 to $6.33 per common unit on an annualized basis). The transaction was approved by the Board of Directors of the general partner upon the recommendation of the Conflicts Committee of the Board comprised of the independent outside directors, who had independent legal and financial advisors. “This transaction is expected to be immediately accretive to our limited partnership unitholders and will serve to improve our competitive position for growth opportunities by lowering our cost of capital,” said Deborah M. Fretz, President and Chief Executive Officer of Sunoco Logistics.

Commenting on the transaction, Lynn L. Elsenhans, Chairman and Chief Executive Officer of Sunoco, Inc. said, “Sunoco Logistics is one of Sunoco’s most valuable assets and remains an important part of our long term strategy. This transaction will help Sunoco Logistics continue its proven record of profitable growth.”

The following table compares the target distribution levels and distribution splits between the general partner and the holders of the Partnership’s common units under the cancelled IDRs and under the new IDRs:

	Cancelled IDRs				New IDRs
	Total Quarterly Distribution Target Amount	Marginal Percentage Interest in Distribution			Total Quarterly Distribution Target Amount	Marginal Percentage Interest in Distribution
		General Partner		Unitholders		General Partner		Unitholders
Minimum Quarterly Distribution	$0.450	2%		98%	No change
First Target Distribution	up to $0.500	2%		98%
Second Target Distribution	above $0.500 up to $0.575	15	%*	85%
Third Target Distribution	above $0.575 up to $0.700	25	%*	75%	above $0.575 up to $1.5825	37	%*	63%

Thereafter	above $0.700	50	%*	50%	above $1.5825	50	%*	50%

*	Marginal IDR percentage interest is inclusive of Sunoco Partners LLC’s 2% general partner interest

Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, is a master limited partnership formed to acquire, own and operate refined product and crude oil pipelines and terminal facilities. The Refined Products Pipeline System consists of approximately 2,200 miles of refined product pipelines located in the Northeastern and Midwestern United States, the recently acquired MagTex Pipeline System, and interests in four refined products pipelines, consisting of a 9.4 percent interest in Explorer Pipeline Company, a 31.5 percent interest in Wolverine Pipe Line Company, a 12.3 percent interest in West Shore Pipe Line Company and a 14.0 percent interest in Yellowstone Pipe Line Company. The Terminal Facilities consist of approximately 10.1 million shell barrels of refined products terminal capacity and approximately 23.0 million shell barrels of crude oil terminal capacity (including approximately 19.6 million shell barrels of capacity at the Texas Gulf Coast Nederland Terminal). The Crude Oil Pipeline System consists of approximately3,850 miles of crude oil pipelines, located principally in Oklahoma, Michigan and Texas, a 55.3 percent interest in Mid-Valley Pipeline Company, a 43.8 percent interest in the West Texas Gulf Pipe Line Company and a 37.0 percent interest in the Mesa Pipe Line System. For additional information visit Sunoco Logistics’ web site at www.sunocologistics.com.

Sunoco, Inc. (NYSE: SUN), headquartered in Philadelphia, PA, is a leading manufacturer and marketer of petroleum and petrochemical products. With 825,000 barrels per day of refining capacity, approximately 4,700 retail sites selling gasoline and convenience items, and an ownership interest in approximately 6,000 miles of crude oil and refined product owned and operated pipelines and 43 product terminals, Sunoco is one of the largest independent refiner-marketers in the United States. Sunoco is a significant manufacturer of petrochemicals with an annual production capacity of approximately five billion pounds, largely chemical intermediates used to make fibers, plastics, film and resins. Utilizing a unique, patented technology, Sunoco’s cokemaking facilities in the United States have the capacity to manufacture approximately 3.0 million tons annually of high-quality metallurgical-grade coke for use in the steel industry. Sunoco also is the operator of, and has an equity interest in, a 1.7 million tons-per-year cokemaking facility in Vitoria, Brazil.

Portions of this document constitute forward-looking statements as defined by federal law. Although Sunoco Logistics Partners L.P. believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transactions described in the foregoing news release will be cash flow accretive; increased competition; changes in demand for crude oil and refined products that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership’s Form 10-Q filed with the Securities and Exchange Commission on November 4, 2009. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

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